Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

STRONG THIRD QUARTER 2010 FISCAL RESULTS

Company Reports Gains in Net Income and Gross Profit;

Increase in Cash Flow Facilitates a $9.7 Million Debt Reduction

in the Third Quarter and a $30.7 Million Debt Reduction Year to Date

BRENTWOOD, N.Y., February 4, 2010 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported strong third quarter 2010 results marked by significant gains in net income and gross margin versus the prior year period, as well as an increase in cash flow that allowed the company to reduce debt by another $9,715,000 during the quarter.

Chief Executive Officer and President Paul D. Meringolo stated, “Our third quarter performance benefited from stable resin prices for its U.S. and Chinese-made products, from continuous improvements at its Tennessee plant and from ongoing investments in sales and marketing.”

Net sales for the three months ended December 31, 2009 totaled $73,176,000, an increase of $1,181,000, or 1.6% above the $71,995,000 in net sales reported for the three months ended December 31, 2008. Net income for the third quarter of fiscal 2010 was $4,010,000, or $0.25 per basic and diluted share, up significantly from the

$157,000, or $.01 per basic and diluted share, reported for the comparable three months of fiscal 2009.

Net sales for the nine months ended December 31, 2009 amounted to $218,923,000, a decrease of $4,291,000, or 1.9%, from the $223,214,000 in net sales reported for the nine months ended December 31, 2008. Net income for the nine months ended December 31, 2009 was $11,647,000, or $0.72 per basic and diluted share, an increase of $8,464,000 or $0.52 per basic and diluted share from the $3,183,000, or $0.20 per basic and diluted share, reported for the comparable nine months of fiscal 2009.

Medical Action continued to report strong gross profit, with gross profit for the third quarter of 2010 reaching 23.5% versus 23.0%, 23.9% and 19.9%, respectively, for the previous three quarters, and 14.0% reported in the third quarter of fiscal 2009.

“In fiscal 2010”, Meringolo noted, “we have continued to invest in capital equipment and personnel at our Tennessee plant so that it is now stable and poised to give us the additional manufacturing benefits we strive to achieve. We’ve made important advancements in sales and marketing as we create a new structure to take us to the next level of growth and maximize our competitive advantages. We are not finished with our work in these functional areas and intend to make continual investments in each department over the foreseeable future. On the financial side, the benefit of lower resin costs as well as our focus on revenue and costs has delivered gross margins in the 23% range. We have also continued to generate strong cash flow, allowing us to consider potential acquisitions and reduce our debt by $30,721,000 over the last nine months.

“While we’re proud of this year’s achievements and see many opportunities for future growth,” Meringolo added, “we also need to prepare for potentially higher resin costs in fiscal 2011 as a competitive marketplace limits our ability to pass along price increases to customers. Our goal is to continue to grow the Company by focusing on the core strategies under our control, including an emphasis on revenue growth, bringing added value and innovation to customer relationships, extracting additional benefits from our manufacturing facilities and pursuing appropriate acquisition candidates.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on February 4, 2010. The dial-in number for the conference call is (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID # 49918181. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on February 4, 2010.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

# # # #

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$73,176	$71,995	$218,923	$223,214
Cost of sales	55,961	61,912	167,557	186,809

Gross profit	17,215	10,083	51,366	36,405

Selling, general and administrative expenses	10,262	8,886	30,894	29,270
Interest expense, net	289	945	1,122	2,058

Income before income taxes	6,664	252	19,350	5,077
Income tax expense	2,654	95	7,703	1,894

Net income	$4,010	$157	$11,647	$3,183

Net income per share basic	$.25	$.01	$.72	$.20
Net income per share diluted	$.25	$.01	$.72	$.20

Condensed Balance Sheets as of December 31, 2009 and

March 31, 2009 (dollars in thousands)

	December 31, 2009	March 31, 2009
	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,504	$3,459
Accounts receivable, net	17,285	21,459
Inventories, net	36,554	43,221
Prepaid expenses and other current assets	4,408	6,404

Total Current Assets	66,751	74,543

Property, plant and equipment, net	40,344	40,313
Goodwill	80,699	80,699
Other intangible assets, net	14,805	15,886
Other assets, net	3,885	3,725

Total Assets	$206,484	$215,166

Liabilities and Shareholders’ Equity:
Accounts payable	$13,940	$8,190
Accrued expenses	12,526	10,643
Deferred income taxes	14,282	14,282
Total debt	29,325	60,046
Shareholders’ equity	136,411	122,005

Total Liabilities and Shareholders’ Equity	$206,484	$215,166

Key Financial Statistics
Current ratio	1.7	2.9
Debt to equity ratio	.21	.49
Book value per share	$8.44	$7.61

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